NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Fourth Quarter and Full Year 2017 Results
Fourth quarter highlights:

•	Consolidated net sales of $2.0 billion

•	Operating profit of $81.4 million

•	Earnings per diluted share of $0.47; adjusted earnings per diluted share of $1.03, excluding $26.4 million of net tax expense for U. S. tax reform

•	Operating cash flow of $68.0 million; free cash flow of $62.5 million, or 129% of adjusted net income

Full year results:

•	Consolidated net sales of $7.7 billion

•	Operating profit of $321.0 million

•	Earnings per diluted share of $3.38; adjusted earnings per diluted share of $3.93, excluding $26.4 million of net tax expense for U. S. tax reform

•	Operating cash flow of $149.1 million; free cash flow of $127.6 million, or 67% of adjusted net income

PITTSBURGH, February 1, 2018 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces its results for the fourth quarter and full year 2017.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, "Our fourth quarter results reflect continued positive and broad-based momentum in our business. Sales grew 10% organically, our highest growth rate in six years, with all end markets and geographies contributing. Building on our return to growth in June, our sales momentum accelerated in July and remained consistently high throughout the second half of the year and into January. Backlog grew sequentially versus the typical seasonal decline, and expanded to an all-time record level within the quarter. Operating margin was consistent with our outlook, while free cash flow generation was below expectations due to increased working capital to support our accelerating sales growth."
The following are results for the three months ended December 31, 2017 compared to the three months ended December 31, 2016:

•
Net sales were $2.0 billion for the fourth quarter of 2017, compared to $1.79 billion for the fourth quarter of 2016, an increase of 11.3%. Organic sales for the fourth quarter of 2017 grew by 10.1% as foreign exchange rates had a 1.2% positive impact on net sales. Sequentially, net sales decreased 0.2% and organic sales increased 1.6%.

•
Cost of goods sold for the fourth quarter of 2017 was $1.61 billion and gross profit was $383.1 million, compared to cost of goods sold and gross profit of $1.44 billion and $348.6 million for the fourth quarter of 2016, respectively. As a percentage of net sales, gross profit was 19.2% and 19.4% for the fourth quarter of 2017 and 2016, respectively.

•
Selling, general and administrative expenses were $285.4 million, or 14.3% of net sales, for the fourth quarter of 2017, compared to $249.9 million, or 13.9% of net sales, for the fourth quarter of 2016.

•
Operating profit was $81.4 million for the current quarter, compared to $82.1 million for the fourth quarter of 2016. Operating profit as a percentage of net sales was 4.1% for the fourth quarter of 2017, compared to 4.6% for the fourth quarter of 2016.

•
Net interest expense for the fourth quarter of 2017 was $17.6 million, compared to $17.5 million for the fourth quarter of 2016. Non-cash interest expense for the fourth quarter of 2017 and 2016, which includes amortization of debt discounts and debt issuance costs, and interest related to uncertain tax positions, was $1.0 million and $1.7 million, respectively.

•
The effective tax rate for the current quarter was 65.2%, compared to 26.0% for the prior year fourth quarter. As adjusted, the effective tax rate for the fourth quarter of 2017 was 23.9%. The higher effective tax rate in the current quarter as compared to the effective tax rate for the prior year’s comparable quarter is due to $26.4 million of provisional discrete income tax expense related to the application of the Tax Cuts and Jobs Act of 2017 (TCJA).

•
Net income attributable to WESCO International, Inc. was $22.5 million for the fourth quarter of 2017, compared to a net income of $47.4 million for the fourth quarter of 2016. Adjusted net income attributable to WESCO International, Inc. was $48.9 million for the fourth quarter of December 31, 2017.

•
Earnings per diluted share was $0.47 for the fourth quarter of 2017, based on 47.5 million diluted shares, compared to earnings per diluted share of $0.96 for the fourth quarter of 2016, based on 49.2 million shares. Adjusted earnings per diluted share for the fourth quarter of 2017 was $1.03.

•
Operating cash flow for the fourth quarter of 2017 was $68.0 million, compared to $83.0 million for the fourth quarter of 2016. The reduction in operating cash flow was primarily driven by changes in working capital to support sales growth. Free cash flow for the fourth quarter of 2017 was $62.5 million, or 129% of adjusted net income, compared to $78.2 million, or 164% of adjusted net income, for the fourth quarter of 2016.

The following are results for the year ended December 31, 2017 compared to the year ended December 31, 2016:

•
Net sales were $7.68 billion for 2017, compared to $7.34 billion for 2016, an increase of 4.7%. Organic sales for 2017 grew by 4.5% as foreign exchange rates and acquisitions had a positive impact on net sales of 0.4% and 0.2%, respectively, and were partially offset by a 0.4% impact from the number of workdays.

•
Cost of goods sold for 2017 was $6.19 billion and gross profit was $1.48 billion, compared to cost of goods sold and gross profit of $5.89 billion and $1.45 billion for 2016, respectively. As a percentage of net sales, gross profit was 19.3% and 19.7% for 2017 and 2016, respectively.

•	Selling, general and administrative expenses were $1.1 billion, or 14.3% of net sales, for 2017, compared to $1.0 billion, or 14.3% of net sales, for 2016.

•	Operating profit was $321.0 million for 2017, compared to $332.0 million for 2016. Operating profit as a percentage of net sales was 4.2% for 2017, compared to 4.5% for 2016.

•
Net interest expense for 2017 was $68.5 million, compared to $76.6 million for 2016. Non-cash interest expense for 2017 and 2016, which includes amortization of debt discounts and debt issuance costs, and interest related to uncertain tax positions, was $4.1 million and $7.8 million, respectively.

•	Loss on debt redemption of $123.9 million for 2016 was the result of a non-cash charge from the early redemption of the Company's 6.0% Convertible Senior Debentures due 2029 on September 15, 2016.

•
The effective tax rate for 2017 was 35.4%, compared to 23.1% for 2016. As adjusted, the effective tax rate for 2017 was 24.9%. The higher effective tax rate in the current year as compared to the effective tax rate for the prior year is due to $26.4 million of provisional discrete income tax expense related to the application of the TCJA.

•
Net income attributable to WESCO International, Inc. was $163.5 million for 2017, compared to $101.6 million for 2016. Adjusted net income attributable to WESCO International, Inc. was $189.9 million million and $184.3 million for 2017 and 2016, respectively.

•
Earnings per diluted share for 2017 was $3.38, based on 48.4 million diluted shares, compared to $2.10 for 2016, based on 48.3 million diluted shares. Adjusted earnings per diluted share for 2017 and 2016 was $3.93 and $3.80, respectively.

•
Operating cash flow for 2017 was $149.1 million, compared to $300.2 million for 2016. The reduction in operating cash flow was primarily driven by changes in working capital to support sales growth. Free cash flow for 2017 was $127.6 million, or 67% of adjusted net income, compared to $282.2 million, or 154% of adjusted net income, for 2016. Additionally, the Company repurchased $100 million of shares in 2017.

Mr. Engel continued, "We are pleased with our return to growth in 2017 and our positive business momentum to start this year. We expect favorable economic conditions and positive growth in our end markets to continue in 2018. Our plan includes above-market performance, execution of our profitable growth initiatives, investments in our people and processes, and maintaining our cost and cash management discipline. As a result, we reaffirm our 2018 expectation of sales growth in the range of 3% to 6%, EPS of $4.40 to $4.90 per diluted share ($4.05 to $4.55 excluding the impact of U.S. tax reform legislation), and free cash flow generation of at least 90% of net income, all as outlined in our investor outlook call in December."
Mr. Engel added, "Our customers and suppliers need strong and reliable supply chain partners for their businesses across all phases of the economic cycle. WESCO provides leading supply chain solutions, supported by our broad portfolio of products and value-added services. Our efforts are centered on providing outstanding customer service and delivering value to our customers' operations and supply chains. I am very proud of the extra effort demonstrated by all WESCO associates in serving our customers last year, particularly in support of the Hurricane Harvey, Irma and Maria recovery efforts, and I am confident in our team's ability to deliver our commitments in 2018."
Webcast and Teleconference Access

WESCO will conduct a webcast and teleconference to discuss the fourth quarter and full year earnings as described in this News Release on Thursday, February 1, 2018, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2017 annual sales were approximately $7.7 billion. The company employs approximately 9,000 people, maintains relationships with over 26,000 suppliers, and serves approximately 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates ten fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31, 2017		December 31, 2016
Net sales	$1,996.6		$1,793.3
Cost of goods sold (excluding	1,613.5	80.8%	1,444.7	80.6%
depreciation and amortization)
Selling, general and administrative expenses	285.4	14.3%	249.9	13.9%
Depreciation and amortization	16.3		16.6
Income from operations	81.4	4.1%	82.1	4.6%
Interest expense, net	17.6		17.5
Income before income taxes	63.8	3.2%	64.6	3.6%
Provision for income taxes	41.6		16.8
Net income	22.2	1.1%	47.8	2.7%
Net (loss) income attributable to noncontrolling interests	(0.3)		0.4
Net income attributable to WESCO International, Inc.	$22.5	1.1%	$47.4	2.6%

Diluted earnings per common share	$0.47		$0.96
Weighted-average common shares outstanding and common
share equivalents used in computing earnings
per diluted share (in millions)	47.5		49.2

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
	December 31, 2017		December 31, 2016
Net sales	$7,679.0		$7,336.0
Cost of goods sold (excluding	6,194.4	80.7%	5,887.8	80.3%
depreciation and amortization)
Selling, general and administrative expenses	1,099.6	14.3%	1,049.3	14.3%
Depreciation and amortization	64.0		66.9
Income from operations	321.0	4.2%	332.0	4.5%
Interest expense, net	68.5		76.6
Loss on debt redemption	—		123.9
Income before income taxes	252.5	3.3%	131.5	1.8%
Provision for income taxes	89.3		30.4
Net income	163.2	2.1%	101.1	1.4%
Net loss attributable to noncontrolling interests	(0.3)		(0.5)
Net income attributable to WESCO International, Inc.	$163.5	2.1%	$101.6	1.4%

Earnings per diluted common share	$3.38		$2.10
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	48.4		48.3

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	December 31, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$118.0	$110.1
Trade accounts receivable, net	1,170.1	1,034.4
Inventories	956.1	821.4
Other current assets(1)	164.7	137.1
Total current assets	2,408.9	2,103.0

Other assets(1)	2,326.6	2,328.8
Total assets	$4,735.5	$4,431.8

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$799.5	$684.7
Short-term borrowings and current debt	35.3	22.1
Other current liabilities(1)	206.2	167.0
Total current liabilities	1,041.0	873.8

Long-term debt, net	1,313.3	1,363.1
Other noncurrent liabilities(1)	265.1	231.3
Total liabilities	2,619.4	2,468.2

Stockholders' Equity
Total stockholders' equity(1)	2,116.1	1,963.6
Total liabilities and stockholders' equity	$4,735.5	$4,431.8

(1)
In the third quarter of 2017, management determined that the Company's income taxes receivable and payable and other tax account balances were overstated as of December 31, 2016 by a cumulative net amount of $46.4 million, which related to multiple prior periods. The Company also identified a $10.2 million understatement related to deferred income taxes and goodwill. These misstatements are considered immaterial to the Company's previously issued annual and interim financial statements. The Condensed Consolidated Balance Sheet at December 31, 2016 has been revised, and there was an immaterial effect on the Condensed Consolidated Statements of Income (Loss) for the twelve months ended December 31, 2016 and no effect on the Condensed Consolidated Statements of Cash Flows for the respective periods presented herein.

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2017	December 31, 2016
Operating Activities:
Net income	$163.2	$101.1
Add back (deduct):
Depreciation and amortization	64.0	66.9
Deferred income taxes	(50.4)	(45.2)
Change in trade receivables, net	(113.0)	56.8
Change in inventories	(119.0)	(1.6)
Change in accounts payable	102.9	(40.6)
Other(1)	101.4	162.8
Net cash provided by operating activities	149.1	300.2

Investing Activities:
Capital expenditures	(21.5)	(18.0)
Acquisition payments	—	(50.9)
Other	16.3	(1.6)
Net cash used in investing activities	(5.2)	(70.5)

Financing Activities:
Debt repayments, net	(41.7)	(262.5)
Equity activity, net	(106.8)	(2.9)
Other	7.3	(10.8)
Net cash used in financing activities	(141.2)	(276.2)

Effect of exchange rate changes on cash and cash equivalents	5.2	(3.7)

Net change in cash and cash equivalents	7.9	(50.2)
Cash and cash equivalents at the beginning of the period	110.1	160.3
Cash and cash equivalents at the end of the period	$118.0	$110.1

(1)
Other operating cash flow activities for the years ended December 31, 2017 and December 31, 2016 include the effect of accruing a $65.0 million tax liability related to the taxation of undistributed earnings of foreign subsidiaries under the TCJA and a $123.9 million loss on redemption of the Company's 6.0% Convertible Senior Debentures due 2029, respectively.

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, financial leverage, earnings before interest, taxes, depreciation and amortization, free cash flow, adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Additionally, certain of the aforementioned non-GAAP measures either focus on or exclude transactions impacting comparability of results, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except organic sales data)
(Unaudited)

	Three Months Ended	Twelve Months Ended
Organic Sales Growth:	December 31, 2017	December 31, 2017

Change in net sales	11.3%	4.7%
Impact from acquisitions	—%	0.2%
Impact from foreign exchange rates	1.2%	0.4%
Impact from number of workdays	—%	(0.4)%
Organic sales growth	10.1%	4.5%

Three Months Ended
Organic Sales Growth - Sequential:	December 31, 2017

Change in net sales	(0.2)%
Impact from acquisitions	—%
Impact from foreign exchange rates	(0.2)%
Impact from number of workdays	(1.6)%
Organic sales growth	1.6%

Note: Organic sales growth is a measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Twelve Months Ended
Gross Profit:	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net sales	$1,996.6	$1,793.3	$7,679.0	$7,336.0
Cost of goods sold (excluding depreciation and amortization)	1,613.5	1,444.7	6,194.4	5,887.8
Gross profit	$383.1	$348.6	$1,484.6	$1,448.2
Gross margin	19.2%	19.4%	19.3%	19.7%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	December 31, 2017	December 31, 2016

Income from operations	$321.0	$332.0
Depreciation and amortization	64.0	66.9
EBITDA	$385.0	$398.9

	December 31, 2017	December 31, 2016
Short-term borrowings and current debt	$35.3	$22.1
Long-term debt	1,313.3	1,363.1
Debt discount and debt issuance costs(1)	14.2	17.3
Total debt	$1,362.8	$1,402.5

Financial leverage ratio	3.5	3.5

(1)	Long-term debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, including debt discount and debt issuance costs, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended		Twelve Months Ended
Free Cash Flow:	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Cash flow provided by operations	$68.0	$83.0	$149.1	$300.2
Less: Capital expenditures	(5.5)	(4.8)	(21.5)	(18.0)
Free cash flow	$62.5	$78.2	$127.6	$282.2
Percentage of adjusted net income(1)	129%	164%	67%	154%

(1)	See the following page for a reconciliation of adjusted net income.
Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund other investing and financing activities.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted Income Before Income Taxes:	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Income before income taxes	$63.8	$64.6	$252.5	$131.5
Loss on debt redemption	—	—	—	123.9
Adjusted income before income taxes	$63.8	$64.6	$252.5	$255.4

	Three Months Ended		Twelve Months Ended
Adjusted Tax Provision:	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Provision for income taxes	$41.6	$16.8	$89.3	$30.4
Income tax expense for TCJA	(26.4)	—	(26.4)	—
Income tax benefit from loss on debt redemption(1)	—	—	—	41.2
Adjusted provision for income taxes	$15.2	$16.8	$62.9	$71.6

(1) Represents the third quarter of 2016 income tax benefit related to the loss on debt redemption.

	Three Months Ended		Twelve Months Ended
Adjusted Net Income Attributable to WESCO International, Inc.:	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Adjusted income before income taxes	$63.8	$64.6	$252.5	$255.4
Adjusted provision for income taxes	15.2	16.8	62.9	71.6
Adjusted net income	48.6	47.8	189.6	183.8
Net (loss) income attributable to noncontrolling interests	(0.3)	0.4	(0.3)	(0.5)
Adjusted net income attributable to WESCO International, Inc.	$48.9	$47.4	$189.9	$184.3

	Three Months Ended		Twelve Months Ended
Adjusted Earnings Per Diluted Share:
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Earnings per diluted common share	$0.47	$0.96	$3.38	$2.10
Impact of TCJA(2)	0.56	—	0.55	—
Loss on debt redemption(3)	—	—	—	2.54
Tax effect of loss on debt redemption(3)	—	—	—	(0.84)
Adjusted earnings per diluted common share	$1.03	$0.96	$3.93	$3.80
(2) The application of the TCJA resulted in a provisional discrete income tax expense of $26.4 million, which is comprised of $82.8 million of expense associated with the deemed repatriation of undistributed earnings of foreign subsidiaries partially offset by a $56.4 million benefit from the remeasurement of net deferred income tax liabilities.
(3) The loss on debt redemption and related income tax benefit are based on the third quarter of 2016 diluted shares of 48.7 million.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Note: Adjusted net income attributable to WESCO International, Inc. for the three and twelve month periods ended December 31, 2017, does not include provisional discrete income tax expense of $26.4 million associated with the application of the TCJA. For the year ended 2016, adjusted net income attributable to WESCO International, Inc. is defined as income (loss) before income taxes plus the 2016 third quarter loss on debt redemption, less the provision for income taxes excluding the 2016 third quarter benefit of such loss.
For the three and twelve month periods ended December 31, 2017, adjusted earnings per diluted share is computed by dividing adjusted net income by the weighted-average common shares outstanding and common share equivalents. For the year ended 2016, adjusted earnings per diluted share is computed by adding the loss per diluted share on the debt redemption and deducting the related income tax benefit per diluted share recognized in the third quarter of 2016 divided by the weighted-average common shares outstanding and common share equivalents.
The Company believes that these non-GAAP financial measures are useful to investors' overall understanding of the Company's current financial performance and provides a consistent measure for assessing the current and historical financial results.